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Exhibit 10.6

EMPLOYMENT AGREEMENT

        THIS AGREEMENT (the "Agreement") is entered into this 7th day of November, 2003 by and between NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), and Sterling K. Ainsworth, Ph.D. ("Employee"). Certain capitalized terms used in this Agreement have the meaning set forth in Paragraph 17 of this Agreement.

RECITALS

        A.    WHEREAS, Employee is currently employed by the Company pursuant to an employment agreement effective as of October 1, 2001 by and between the Company and the Employee (the "2001 Employment Agreement");

        B.    WHEREAS, the Company has entered into an agreement to sell the Company's worldwide polyethoxylated castor oil formulated injectable paclitaxel business (the "Sale") to Faulding Pharmaceutical Co. ("Faulding");

        C.    WHEREAS, in settlement of certain disputed claims under the 2001 Employment Agreement, Employee and the Company have determined that the 2001 Employment Agreement will be terminated by mutual agreement and the terms of Employee's employment with the Company and its subsidiaries will be changed as provided in this Agreement; and

        D.    WHEREAS, the Company desires to secure the continued services of Employee as an employee of the Company after the Sale, and to provide for certain compensation and benefit arrangements for Employee in the event of Employee's termination of employment under certain circumstances, and Employee is willing to enter into this Agreement and perform such services.

TERMS AND CONDITIONS

        In consideration of the respective covenants and agreements of the parties contained in this Agreement, the parties agree as follows:

1.    Employment Services; Effective Date.

          (a)   The Company hereby agrees to engage Employee, and Employee hereby agrees to perform services for the Company, on the terms and conditions set forth in this Agreement. During the Employment Period (as defined below), the Company and Employee agree that Employee will serve as an employee of the Company. Employee's duties are to identify, evaluate, and present at least three peptides, or other targeting moieties, appropriate for use in the Company's targeted oncology business, and such other duties, responsibilities and authority as Employee and the Company may agree upon from time to time, and Employee will perform these services for the Company and its present or future Subsidiaries as the Company's Board of Directors (the "Board") acting through the Company's Chief Executive Officer may from time to time direct (the "Employment Services").

          (b)   The Employment Services shall commence as of the later to occur of (i) January 1, 2004 and (ii) the date that the Sale to Faulding is consummated (such later date, the "Effective Date") and terminate as provided in Paragraph 6 (the "Employment Period"). Employee shall resign, without any further action by Employee or any other person, from all positions he holds with the Company as an executive officer or member of the Company's Board of Directors as of the Effective Date. Following the Effective Date and for the Employment Period, Employee's title shall be "Founder, Senior Scientist." Notwithstanding anything in this Agreement to the contrary, in the event the Sale does not occur by January 30, 2004 or is abandoned by the mutual agreement of the Company and Faulding (or does not close for any other reason), then this Agreement shall have no effect whatsoever, and the existing 2001 Employment Agreement between the Employee and the Company shall remain in effect.

          (c)   Employee and Company acknowledge and agree that neither Party will take any action terminating Employee's employment (including resignation by Employee) under the 2001 Employment Agreement until the earlier to occur of: (i) the Effective Date, or (ii) January 30, 2004. Upon the Effective Date of this Agreement, Employee shall not be entitled to any payments under the 2001 Employment Agreement.

2.    Performance.

          (a)   Employee shall report to the Company's Chief Executive Officer, or such other officer appointed by the Board of Directors, and Employee shall devote his reasonable business efforts to the business and affairs of the Company and its Subsidiaries consistent with the terms and conditions of this Agreement. Subject to the provisions of Paragraphs 10, 11, and 13, Employee may engage in independent activities, provided that no such independent activities shall materially detract from the commitment of Employee to fulfill the duties and responsibilities as contemplated in Paragraph 1 of this Agreement. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and professional manner. During the Employment Period, Employee shall be available to perform Employment Services for the Company for up to twenty-four (24) hours per week upon such schedule as the Company and Employee shall mutually agree.

          (b)   Unless the Company and Employee otherwise agree, Employee shall perform the Employment Services at Employee's home office and while traveling on such business as Employee and the Company shall reasonably deem necessary. As of the Effective Date, the Company shall have no obligation to provide Employee with any office space, administrative staff, or other office support other than the obligation to reimburse Employee for certain expenses as described in Paragraph 4.

3.    Compensation.

          (a)   During the Employment Period, the Company will pay Employee for the Employment Services a base salary (the "Base Salary") at the annual rate of:

      (i)
      Two Hundred and Sixty Thousand Dollars ($260,000), during the fiscal years ended December 31, 2004 and 2005; and

      (ii)
      Fifty Thousand Dollars ($50,000), during the fiscal years ended December 31, 2006, 2007 and 2008;

  provided, however, that the payment of the amounts specified in paragraph 3(a)(ii) shall (at Employee's option and upon his resignation from employment) be accelerated and paid on December 31, 2005 in a lump sum of One Hundred Fifty Thousand Dollars ($150,000) if Employee has identified, evaluated, and presented at least three peptides or other targeting moieties appropriate for use in the Company's targeted oncology business by December 31, 2005 pursuant to a development plan mutually agreed upon by the Company and the Employee. Subject to the immediately proceeding proviso, the Base Salary to be paid pursuant to paragraphs 3(a)(i) and 3(a)(ii) above shall be paid at such periods as salary is paid to other employees of the Company. Payment of the Base Salary shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid by a corporation to an employee.

          (b)   No later than January 31, 2004, the Company shall pay Employee a bonus (the "2003 Bonus") based upon Employee's and the Company's performance during the year ended December 31, 2003 and the 2003 Bonus shall not be less than Sixty Five Thousand Dollars ($65,000) nor exceed One Hundred Thousand Dollars ($100,000) and, provided further, that any amount above Sixty Five Thousand Dollars ($65,000) shall be in the sole discretion of the Compensation Committee of the Board of Directors (or if the Board has no Compensation Committee at the time, then the Board). The Company shall have no other obligation to pay Employee any bonus, other than the 2003 Bonus, during the Employment Period.

4.    Reimbursement for Expenses.    The Company shall reimburse Employee for reasonable documented direct costs of maintaining a home office in Employee's home necessary for Employee to provide the Employment Services up to a maximum of $500.00 per calendar month, including electricity, cellular telephone, separate business telephone, long distance telephone charges, dedicated Internet access and electronic mail, office supplies and any other expense, so long as directly related to the performance of Employment Services. In addition, the Company shall reimburse those other reasonable documented out-of-pocket expenses incurred by Employee in the course of his fulfilling his Employment Services, including dues and fees for attending professional meetings and institutes, costs of professional books and periodicals, and travel expenses reasonably related to the Employment Services, provided that the Company shall not reimburse any expenses exceeding $500.00 in any calendar month as provided in the first sentence of this paragraph 4 unless Employee has obtained the Company's approval in writing prior to incurring such expenses. Employee agrees to invoice the Company for such expenses within 30 days after they were incurred and provide supporting documentation reflecting the amount of the expense, the date incurred and the reason for the expense.

5.    Benefits.    During the Employment Period, Employee shall be entitled to all fringe benefits offered by the Company and to participate in all of the Company's employee benefit programs both on the same basis as available to employees of the Company, and shall be entitled to such other benefits as may from time to time be made available to Employee. Employee shall be entitled to indemnification in accordance with the terms and conditions of Article Six, Section (e) of the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date this Agreement is executed, and the Director and Officer Indemnification Agreement dated April 21, 1994, with respect to all claims brought against Employee based upon or arising out of his actions or inactions as an officer and/or director of the Company or its affiliates occurring prior to the Effective Date. Even if Article Six, Section (e) of the Amended and Restated Certificate of Incorporation of the Company is hereafter amended or modified, the Company shall provide indemnification to Employee in accordance with the terms and conditions of Article Six, Section (e) as they existed on the date this Agreement is executed with respect to any claims, demands or causes of action brought by third parties against Employee based upon or arising out of his actions or inactions as an officer and/or director of the Company or its affiliates occurring prior to the Effective Date. Moreover, for a period of three years following the Effective Date, the Company shall use commercially reasonable efforts to maintain directors' and officers' liability insurance, which provides coverage to Employee as a former officer and director of the Company and its subsidiaries and affiliates in substantially the same magnitude and coverage as is available to current officers and directors. Employee and the Company acknowledge that the Company is the beneficiary under a $3 million key man life insurance policy (Transamerica Occidental Life Insurance Company, policy number 41792293) with Employee as the named insured. Within 60 days after the Effective Date, the Company shall deliver such policy to Employee and shall execute any necessary instruments in order to effect the transfer of such policy, including the sole right to name the beneficiary of such policy, to Employee. Employee shall be responsible for and shall pay all premiums required to keep this life insurance policy effective after the effective date of such transfer.

6.    Term and Termination.

          (a)   Except as otherwise provided in this Agreement, the Employment Period shall terminate upon the earlier of:

      (i)
      five years from the Effective Date hereof (the "Initial Term"); provided that the parties may extend the Employment Period upon mutual agreement for successive one-year terms;

      (ii)
      Employee's incapacity or permanent disability (which in either case shall be deemed to occur only in the event Employee is unable to perform the Employment Services for 180 days in any 12-month period) or death;

      (iii)
      termination by Employee voluntarily or for Good Reason (as defined below);

      (iv)
      termination by the Company with Cause (as defined below) at any time;

      (v)
      termination by the Company after December 31, 2005 for Good Reason; or

      (vi)
      termination by the Company after December 31, 2005 without Cause or Good Reason, which termination may be made if but only if Employee shall not have identified, evaluated, and presented, three peptides, or other targeting moieties appropriate for use in the Company's targeted oncology program by December 31, 2005 nor presented, prior to December 31, 2005, a written plan reasonably satisfactory to the Company do so.

  Employee shall be deemed to have terminated the Employment Period voluntarily only if the Employee provides the Company 30 days' prior written notice of termination, which notice references this Paragraph 6(a) and states that the Employee wishes to effect a voluntary termination of the Employment Period. Until December 31, 2005, the Company shall have no right to terminate the Employment Period without Cause but will have the right to do so thereafter (i) with Cause, or (ii) for Good Reason, or (iii) without Cause or Good Reason if but only if Employee shall not have identified, evaluated, and presented, three peptides, or other targeting moieties appropriate for use in the Company's targeted oncology program by December 31, 2005 nor presented, prior to December 31, 2005, a written plan reasonably satisfactory to the Company do so.

          (b)   If the Employment Period is terminated by the Company following Employee's incapacity or permanent disability or death; or if the Employee resigns for Good Reason at any time; then the Company shall make the following payments to Employee within 15 days after the Termination Effective Date (as defined below), subject in each case to any applicable payroll or other taxes required to be withheld: a lump sum amount equal to (A) the unpaid portion of the 2003 Bonus, if any, plus (B) the full remaining amount of Employee's Base Salary that would otherwise be payable over the remaining term of the Employment Period. Any amounts payable under this Agreement following the Employee's death shall be paid to the beneficiary named in writing by the Employee, or if no such beneficiary is named, to the executors and administrators of the Employee's estate. At the election of Employee or, following Employee's death, Employee's dependents, the Company shall continue to provide Employee and his dependents medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection no less favorable to Employee and Employee's dependents covered thereby (including that Employee shall remain obligated to continue to pay any costs or expenses which Employee would otherwise be obligated to pay pursuant to such insurance or other protections provided pursuant to Paragraph 5 as in existence on the Termination Effective Date) until the first to occur of (i) the date of Employee's re-employment and subsequent opportunity to participate in any health insurance program with comparable coverage provided by such new employer, including without limitation, coverage with respect to any pre-existing conditions or (ii) eighteen months after such Termination Effective Date.

          (c)   Upon termination of employment by the Company for Cause, or termination of employment by the Company for Good Reason after December 31, 2005, or termination of employment by the Company without Cause or Good Reason after December 31, 2005 in accordance with Paragraph 6(a)(vi), Employee shall be entitled to receive only accrued but unpaid Base Salary through the date of such termination. Likewise, except as provided in Paragraph 6(b), upon termination of the Employment Period, Employee shall be entitled to receive only accrued but unpaid Base Salary through the date of such termination.

          (d)   For purposes of this Agreement, "Cause" shall mean (i) the conviction (or plea of nolo contendere) of a felony, or a crime involving moral turpitude which (in either such case) has an adverse effect on the Company and involves dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (ii) willful misconduct bringing the Company, any of its officers or directors, or any of its Subsidiaries into substantial public disgrace or disrepute, which continues following Employee's receipt of written notice thereof from the Company; (iii) gross negligence or willful misconduct not in good faith with respect to the Company or any of its Subsidiaries that materially and adversely affects the Company and which continues following Employee's receipt of written notice thereof from the Company, (iv) any material breach of paragraphs 9, 10, 12, or 13 of this Agreement which is continuing after 15 days of receiving notice from the Company of such breach, or (v) willful provision of false information to a regulatory authority that materially and adversely affects the Company.

  Failure by Employee to make himself available or work a minimum number of hours shall not constitute Cause under this Agreement or otherwise entitle the Company to terminate Employee's employment for Cause.

          (e)   For purposes of this Agreement, termination of the Employment Period by Employee for "Good Reason" shall mean termination by Employee (i) within 30 days after Employee has been assigned, without Employee's consent, to any duties substantially inconsistent with Employee's position, duties, responsibilities or status with the Company as contemplated in Paragraph 1 of this Agreement, or (ii) upon a material breach of this Agreement by the Company which is not cured within 30 days after the Company's receipt of written notice thereof. Employee shall provide written notice to the Company of any and all grounds that Employee alleges constitute "Good Reason" and the Company shall have 30 days after receipt of such written notice to cure any such alleged grounds for "Good Reason." If, following the expiration of such 30 day period, Employee still believes that "Good Reason" exists for Employee's termination of Employment, the provisions of Paragraph 7 shall apply.

          (f)    For purposes of this Agreement, termination of the Employment Period by Company for "Good Reason" shall mean termination by Company (i) for Cause, (ii) continued failure by Employee to substantially perform his duties which are set forth in this Agreement for a period of 15 days after a written demand for substantial performance which specifically identifies the manner in which the Company believes that Employee has not substantially performed his duties, or (iii) any other material breach of this Agreement which is not cured within 15 days.

7.    Notice of Certain Termination.    In the event that either (i) the Company shall terminate Employee for Cause or for Good Reason or (ii) Employee shall terminate for Good Reason, then any such termination shall be communicated by written notice to the other party hereto. Any such notice shall specify (x) the effective date of termination of the Employment Period, which, except as otherwise provided in Paragraph 6(e), shall not be more than 30 days after the date the notice is delivered (the "Termination Effective Date") and (y) in reasonable detail the facts and circumstances underlying a determination that the termination is for Cause or for Good Reason, as the case may be. If within 15 days after any notice of termination of Employee for Cause or Good Reason by the Company is given, or if within 15 days after the Company's 30 day cure period under Paragraph 6(e) has expired, the party receiving such notice notifies the other party that a good faith dispute exists concerning the characterization of the termination, the Termination Effective Date shall be the date on which such dispute is finally resolved either by written agreement of the parties or by binding arbitration conducted pursuant to the rules of the American Arbitration Association. Notwithstanding the pendency of any such dispute, the Company shall continue Employee and Employee's dependents as participants in all medical, dental and any other health insurance, life insurance, accidental death and dismemberment insurance and disability protection plans of the Company in which Employee and Employee's dependents were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Benefits provided under this Paragraph 7 are in addition to all other amounts due under this Agreement and shall not be offset against, or reduce any other amounts due under, this Agreement. In any case other than a termination by the Company for Cause or for Good Reason or by the Employee for Good Reason, the Termination Effective Date shall be the date on which the termination takes effect.

8.    Insurance.    The Company may, at its election and for its benefit, insure Employee against accidental death, and Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

9.    Non-disclosure of Confidential Information.    Unless Employee first secures written consent from the Company pursuant to procedures implemented by Company after the date hereof, Employee shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as defined in Paragraph 17) except to the extent Employee reasonably believes it is necessary to disclose or use such Confidential Information in performing the Employment Services. Employee further agrees that Employee will use Employee's reasonable efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss and theft, including, without limitation, causing recipients of Confidential Information to enter into non-disclosure agreements with the Company. Subject to the provisions of Paragraphs 10 and 13, nothing herein shall be construed to prevent Employee from using Employee's general knowledge and skill after termination of this Agreement, whether Employee acquired such knowledge or skill before or during the Employment Period. Notwithstanding anything in this Agreement to the contrary, disclosure of Confidential Information shall not be prohibited if such disclosure is in response to court order or is otherwise required by law; provided, however, that Employee shall make reasonable efforts to (i) give written notice to the Company of such required disclosure as soon as reasonably practicable, (ii) obtain a protective order for the Confidential Information so disclosed, and (ii) disclose only such Confidential Information as is required to be disclosed.

10.    Company Ownership of Intellectual Property.    Subject to the limitations of Paragraph 11, Employee hereby assigns to the Company all right, title and interest in and to all Intellectual Property (as defined in Paragraph 17) contributed to or conceived or made by Employee during the Employment Period and prior to the Employment Period during the period Employee was employed by or engaged in research or development activities for or with the Company or its predecessors and Affiliates (whether alone or jointly with others) to the extent such Intellectual Property is not owned by the Company as a matter of law. Employee shall promptly and fully communicate to the Company all Intellectual Property conceived, contributed to or made by Employee and shall cooperate with the Company to protect the Company's interests in such Intellectual Property including, without limitation, providing assistance in securing patent protection and copyright registrations and signing all documents reasonably requested by the Company, even if such request occurs after the Employment Period. The Company shall pay Employee's reasonable expenses of cooperating with the Company in protecting the Company's interests in such Intellectual Property unless the subject matter of the requested cooperation is related to actions taken or failed to be taken by Employee wrongfully or otherwise not in good faith.

11.    Employee's Rights.    Paragraph 10 of this Agreement does not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated material research or development, or (b) the invention results from any work performed by Employee for the Company. Paragraph 10 of this Agreement also does not apply to an invention in a field for which Employee has received a confirmation of no interest from the Company pursuant to paragraph 11(a).

11(a). In the event that Employee has a bonafide opportunity to engage in a business which the Company is not engaged in, then Employee may provide the Company with a written description of such opportunity. Such written description shall be adequate to describe the opportunity, but need not contain confidential information. Upon receipt of such notice, the Company will provide Employee, within 30 calendar days, with a statement that either (1) the Company has an bonafide interest in entering such field of business, or (2) the Company has no interest in entering such field of business. If no such notice is given within 30 calendar days, then the Company will have been deemed to have no interest. Employee shall not submit more than two such notices in any calendar quarter.

12.    Return of Materials.    Upon Termination of the Employment Period, or at any time reasonably requested by the Company, Employee shall promptly deliver to the Company all copies of Confidential Information in Employee's possession and control, including written records, manuals, lab notebooks, customer and supplier lists and all other materials containing any Confidential Information. If the Company requests, Employee shall provide written confirmation that Employee has returned all such materials. Subject to the provisions of this Agreement, including, without limitation, Paragraph 11, notwithstanding anything in this Agreement to the contrary, upon termination of the Employment Period, the Company, at Employee's request, shall promptly return to Employee any equipment or other materials owned by Employee then being used by or then in the possession of the Company.

13.    Non-Competition.    Employee acknowledges and agrees that, in the course of his duties to the Company, Employee is permitted access to Intellectual Property, which includes, among other things, trade secrets of the Company that the Company seeks to protect from dissemination and disclosure. Employee acknowledges and agrees that during the Employment Period and for a period of 12 months thereafter (the "Non-Compete Period"), Employee will not, without the prior written consent of the Company, directly or indirectly, as an employee, agent, independent contractor, consultant, owner, stockholder, partner, officer, director or otherwise, enter into or in any manner take part in any business or entity that provides or offers or demonstrably plans to provide or offer, products or services that relate to (i) paclitaxel and taxane compounds, either as single agents or as targeted agents; (ii) quassinoids and epothilone compounds, either as single agents or as targeted compounds; (iii) the use of gene editing in diagnostics, services or therapeutics; or (iv) relate to any subject matter of the Company's actual or demonstrably anticipated material research and development during the Employment Period, including without limitation, taxol, taxanes and any other compounds, within any geographical area in which the Company or any of its subsidiaries provide or plan to provide such products or services; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any such business or entity the securities of which are publicly traded on an exchange or automated quotation system (but without otherwise participating in the activities of such business or entity). Notwithstanding the foregoing, Employee may continue in any activity in which the Company has expressed no interest pursuant to paragraph 11(a).

14.    Non-Solicitation.    Employee acknowledges and agrees that during the Non-Compete Period, Employee will not (a) solicit, induce or attempt to induce, directly or indirectly, any employee of the Company to leave the employment of the Company to work for Employee or for any other person, firm or corporation or (b) hire any employee of the Company. Notwithstanding anything herein to the contrary, this Paragraph 14 shall not apply with respect to Patricia A. Pilia.

15.    Acknowledgment of Reasonableness.    Employee acknowledges and agrees that the limitations set forth in Paragraphs 13 and 14 are reasonable with respect to scope, duration and geographic area and are properly required for the protection of the legitimate business interest of the Company.

16.    Further Assistance.    During the Non-Compete Period, Employee will not make any disclosure or other communication to any person, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to discourage any persons from doing business with the Company or otherwise have a negative impact or adverse effect on the Company, except to the extent such disclosure is required by law. During the Non-Compete Period, Employee will provide assistance reasonably requested by the Company in connection with actions taken by Employee during the Employment Period, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the Employment Period, provided that the Company shall reimburse all reasonable expenses (including without limitation, reasonable loss of compensation from other sources resulting from such assistance during normal business hours).

17.    Certain Definitions.    An "Affiliate" of, or a person "Affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the persons specified.

        "Beneficial Ownership" has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of this Agreement (the "Exchange Act Rules").

        "Confidential Information" means all information (whether or not specifically labeled or identified as confidential), in any form or medium, that is disclosed to, or developed or learned by Employee during the Employment Period and prior to the Employment Period during the period Employee was employed by or engaged in research or development activities for or with the Company or its predecessors and Affiliates that relates to the business, products, services, customers, business opportunities, business contacts, research or development of the Company, its Subsidiaries, its Affiliates, or third parties with whom the Company, its Subsidiaries or its Affiliates does business or from whom the Company or its Affiliates receives information. Confidential Information shall not include any information that (i) has become publicly known through no wrongful act or breach of any obligation of confidentiality, as evidenced by written records or documents; (ii) was rightfully received by Employee on a non-confidential basis from a third party (provided that such third party is not known to Employee to be bound by a confidentiality agreement with the Company or another party), as evidenced by written records or documents; or (iii) was developed or obtained by Employee through activities for which Employee has received a confirmation of no interest from the Company pursuant to paragraph 11(a) as evidenced by written records or documents.

        "Intellectual Property" means any idea, invention, design, development, device, method or process (whether or not patentable or reduced to practice or including Confidential Information) and all related patents and patent applications, any copyrightable work or mask work (whether or not including Confidential Information) and all related registrations and applications for registration, and all other proprietary rights.

        "Subsidiaries" means any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

18.    Employee Representations.    Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

19.    Company Representations.    The Company hereby represents and warrants to Employee that (a) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

20.    Severability and Modification.    If any provision of this Agreement shall be held or declared to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of this Agreement, and the remainder of this Agreement shall continue in full force and effect as though such provision had not been contained in this Agreement. If the scope of any provision in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, each of the parties consents to judicial modification of such provision and enforcement to the maximum extent permitted by law.

21.    Notices.    Except as otherwise expressly set forth in this Agreement, all notices, requests and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and, except as otherwise provided in this Agreement, shall be deemed to have been duly given if so given) when delivered if given in person or by telegram, three days after being mailed by first class registered or certified mail, return receipt requested, postage prepaid, or one business day after being sent prepaid via reputable overnight courier to the parties at the following addresses (or such other address as shall be furnished in writing by like notice; provided, however, that notice of change of address shall be effective only upon receipt):

  Notices to Employee

        His last known address as shown in the records of the Company

  Notices to Company

  NaPro BioTherapeutics, Inc.
  4840 Pearl East Circle, Suite 300W
  Boulder, Colorado 80301
  Attn Vice President and General Counsel

22.    Entire Agreement.    This Agreement contains the entire agreement between parties with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such subject matter. Except as otherwise provided in Paragraph 1 of this Agreement, the 2001 Employment Agreement shall terminate upon the Effective Date.

23.    Governing Law.    All questions concerning the construction, validity and interpretations of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Colorado.

24.    Survival.    Paragraphs 6, 9, 10, 11, 12, 13, 14 and 16 and any other provision of this Agreement which by its terms could survive termination of the Employment Period shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

25.    Counterparts.    This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

26.    Successors and Assigns.    This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective successors and assigns; provided that in no event shall Employee's obligations under this Agreement be delegated or transferred by Employee, nor shall Employee's rights be subject to encumbrance or to the claims of Employee's creditors. This Agreement is for the sole benefit of the parties hereto and shall not create any rights in third parties other than Employee's spouse or beneficiary as expressly set forth herein.

27.    Remedies.    Except as otherwise provided in this Agreement, (i) each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled and (ii) disputes under this Agreement not finally resolved in writing by the parties within sixty days after one party gives notice in good faith to the other party that a bona fide dispute exists shall be resolved pursuant to binding arbitration conducted in Denver, Colorado in accordance with the rules of the American Arbitration Association. The prevailing party in any such arbitration shall be entitled to have its costs and expenses (including reasonable attorney's fees and expenses) relating to such arbitration paid by the other party if the arbitrator(s) conducting such arbitration so determine. Notwithstanding the foregoing, the parties agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement. The prevailing party in any suit shall be entitled to recover reasonable attorneys fees and costs from the other party.

28.    Modifications and Waivers.    No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any term or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar terms or provisions at the time or at any prior or subsequent time.

29.    Headings.    The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

30.    Notification of Subsequent Employer.    Employee agrees that the Company may present a copy of this Agreement to any third party.

31.    UNDERSTAND AGREEMENT.    EMPLOYEE REPRESENTS AND WARRANTS THAT (a) EMPLOYEE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION OF THIS AGREEMENT, (b) EMPLOYEE HAS HAD THE OPPORTUNITY TO OBTAIN ADVICE FROM LEGAL COUNSEL OF EMPLOYEE'S CHOICE, OTHER THAN COUNSEL TO THE COMPANY (WHO IS NOT REPRESENTING THE EMPLOYEE), IN ORDER TO INTERPRET ANY AND ALL PROVISIONS OF THIS AGREEMENT, (c) EMPLOYEE HAS HAD THE OPPORTUNITY TO ASK THE COMPANY QUESTIONS ABOUT THIS AGREEMENT AND ANY OF SUCH QUESTIONS EMPLOYEE HAS ASKED HAVE BEEN ANSWERED TO EMPLOYEE'S SATISFACTION, AND (d) EMPLOYEE HAS BEEN GIVEN A COPY OF THIS AGREEMENT.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

EMPLOYEE:
/s/ STERLING K. AINSWORTH, PH.D. Sterling K. Ainsworth, Ph.D.
THE COMPANY:
NaPro BioTherapeutics, Inc.
By:	/s/ KAI P. LARSON
Kai P. Larson, Vice President, General Counsel

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